Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Vale S.A.:

We consent to the incorporation by reference in the Registration Statements on Form F-3 of Vale S.A. (No. 333-207181) and Vale Overseas Limited (No. 333-207181-01) and the Registration Statements on Form S-8 of Vale S.A. (Nos. 333-164748, 333-172847 and 333-223718) of our report dated February 27, 2018 with respect to the consolidated statement of financial position as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2017 and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 Annual Report on Form 20-F of Vale S.A.

Rio de Janeiro, April 12, 2018

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes